EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         This employment agreement ("Agreement") is made and entered into this 1st day of September, 2001 (the "Effective Date"), by and between Quest Group International, Inc., a Nevada corporation ("Employer"), and Teresa Fackrell ("Employee").

                                    RECITALS

         WHEREAS, Employer and Employee desire that the term of this Agreement begin on September 1st , 2001 ("Effective Date").

         WHEREAS, Employer desires to employ Employee as its Secretary and Treasurer and Employee is willing to accept such employment by Employer, on the terms and subject to the conditions set forth in this Agreement.


                                    AGREEMENT

                                    Section 1
                        SCOPE OF DUTIES AND COMPENSATION

         1.1 Employment by Employer. Subject to the exceptions provided in this Agreement, Employee agrees to work for Employer full time in the performance of the duties that Employer may assign Employee from time to time. Employee may not engage in any business activities or render any services of a business, commercial, or professional nature, whether or not for compensation, if such activities or services interfere with the performance of Employee's duties for Employer or unless Employer has given its consent in writing. It is the policy of Employer never to allow its personnel to work for any competitive enterprise during their employment, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved.

         1.2 Noninterference With Third-Party Rights. Employer is employing Employee with the understanding that (1) Employee is free to enter into employment with Employer and (2) only Employer is entitled to the benefit of your work. Employer has no interest in using any other person's patents, copyrights, trade secrets, or trademarks in an unlawful manner. Employee should be careful not to misapply proprietary rights that Employer has no right to use.

         1.3 Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

                  a. "Termination For Cause" shall mean termination by Employer of Employee's employment by Employer by reason of (i) Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Employer, (ii) Employee's material breach of this Agreement, (iii) the commission by Employee of an act that under U.S. law that would constitute a felony and Employee's conviction thereof, (iv) Employee's failure to honor his fiduciary duties to the Employer, or (v) the Employee engaging in such other conduct as would allow termination for cause under applicable law.

                  b. "Disability" shall be deemed to have occurred: (i) if Employee shall be receiving payments pursuant to a policy of disability income insurance; or (ii) if Employee shall have no disability income coverage then in force, then if any insurance company insuring Employee's life shall agree to waive the premiums due on such policy pursuant to a disability waiver or premium provision in the contract of life insurance; or (iii) if the reasonable judgment of the board of directors of the Employer, the Employee has failed to perform his duties under this Agreement on account of an illness or physical or mental incapacity and such incapacity continues for a period of more than three months.

         1.4 Initial Term The term of employment of Employee by Employer shall be for a period of one year beginning with Effective Date ("Initial Term"), unless terminated earlier pursuant to Section 1.5. This Agreement shall automatically be renewed for successive one year terms unless either party gives thirty days advance written notice to the other party of the termination of this Agreement at the expiration of the then current term.

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         1.5 Termination The Initial Term shall terminate or be terminated (i)
in the event of Employee's Disability, (ii) in the event of Employee's death, or
(iii) by the Employer in the event of Termination for Cause.

         1.6 Duties During the term of this Agreement, Employee agrees to be employed by and to serve Employer as its Secretary and Treasurer and Employer agrees to employ and retain Employee in such capacities. Employee shall at all times during the Initial Term have powers and duties at least commensurate with his position as Secretary and Treasurer.

         1.7 Salary As payment for the services to be rendered by Employee as provided in Section 1.6 and subject to the terms and condition of Section 1.5, Employer agrees to pay to Employee a salary for the twelve (12) calendar months beginning the Effective Date at the following rates:

                  a. From the date hereof through the five month anniversary of this Agreement, at the rate of $36,000 per annum payable in no fewer than 12 equal monthly installments of $3,000. Beginning January 1, 2002 Employee shall be paid a minimum monthly wage of $5,000 per month. Notwithstanding the foregoing, Employee's monthly wage will be raised to (i) $6,000 beginning immediately following a month wherein the Employer has Net Sales (as defined in Section 1.9a.) of $200,000 and (ii) Employee's monthly wage will be raised to $7,000 beginning immediately following a month wherein the Employer has Net Sales (as defined in Section 1.9a.) of $250,000.

                  b. Notwithstanding Section 1.9a., no override bonus shall be payable in connection with any monthly period in which (i) the Employer's average pre-tax monthly income does not exceed $20,000 after the payment of the override bonus or (ii) the Employer has outstanding loan obligations that are evidenced by promissory notes that are owing to McKinley Enterprises Inc. Profit Sharing Plan and Trust, Bateman Dynasty, LC and/or Craig Davis. If Employer's average pre-tax monthly income would exceed $20,000 after the payment of the override bonus, but for the override bonus referenced in Section 1.9a. and/or the payment of the override bonuses (as described in the Employment Agreement Teresa Fackrell and/or the Revolving Loan and Security Agreement by and between the Employer and Bateman Dynasty, LC) then the Employee, Bateman Dynasty, LC and Teresa Fackrell will be entitled to override bonuses on a pro rata basis in the maximum amount that Employer can pay and still maintain average pre-tax monthly income of $20,000 during the subject period.

                  c. Notwithstanding the foregoing, the override bonus may not exceed 100% of Employee's base salary (as set forth in Section 1.7) during any quarterly period. No amounts will be deferred or accrue to future periods in the event that this Section 1.9c. reduces the amount of override bonus that would otherwise be payable pursuant to Section 1.9a.

                  d. Employee may assign all or part of Employee's override bonus to another employee of the Employer if the assignment is for compensatory purposes and provided that the board of directors has specifically approved of the employment arrangements of the assignee (including any salary increases that may occur from time to time). Any such assignment will not affect the limitations imposed by Section 1.9c. or other provisions of this Section 1.9.

         1.8 Discretionary Bonuses Employee shall be eligible to receive a discretionary bonus during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Employer's board of directors based upon its evaluation of Employee's performance.

         1.9 Override Bonus Employee shall be entitled to a quarterly override bonus calculated as follows:

                  a. Subject to Sections 1.9b.-1.9d., the override bonus shall be equal to .8% of monthly Net Sales. For purposes hereof, the term "Net Sales" shall mean the Employer's gross sales less returns and charge-backs. These

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payments are to be paid quarterly and each quarterly payment shall be paid within thirty (30) days after the end of the quarterly period in question. The quarterly periods shall end on March 31, June 30, September 30 and December 31.

                  b. Notwithstanding Section 1.9a., no override bonus shall be payable in connection with any monthly period in which (i) the Employer's average pre-tax monthly income does not exceed $20,000 or (ii) the Employer has outstanding loan obligations that are evidenced by promissory notes that are owing to McKinley Enterprises Inc. Profit Sharing Plan and Trust, Bateman Dynasty, LC and/or Craig Davis. If Employer's average pre-tax monthly income would exceed $20,000, but for the override bonus referenced in Section 1.9a. and/or the payment of the override bonuses (as described in the Employment Agreement Craig Davis and/or the Revolving Loan and Security Agreement by and between the Employer and Bateman Dynasty, LC) then the Employee, Bateman Dynasty, LC and Craig Davis will be entitled to override bonuses on a pro rata basis in the maximum amount that Employer can pay and still maintain average pre-tax monthly income of $20,000 during the subject period.

                  c. Notwithstanding the foregoing, the override bonus may not exceed 100% of Employee's base salary (as set forth in Section 1.7) during any quarterly period. No amounts will be deferred or accrue to future periods in the event that this Section 1.9c. reduces the amount of override bonus that would otherwise be payable pursuant to Section 1.9a.

                  d. Employee may assign all or part of Employee's override bonus to another employee of the Employer if the assignment is for compensatory purposes and provided that the board of directors has specifically approved of the employment arrangements of the assignee (including any salary increases that may occur from time to time). Any such assignment will not affect the limitations imposed by Section 1.9c. or other provisions of this Section 1.9.

         1.10 Other Benefits During the term of this Agreement, Employee shall be entitled to the following fringe benefits:

                  a. Employee shall be eligible to participate in such of Employer's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Employer.

                  b. Employee shall be entitled to three weeks of vacation annually during the term of this Agreement and any extensions thereof, prorated for partial years. Vacation time may be accrued.

                  c. During the term of this Agreement, Employer shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement.


                                    Section 2
                       OWNERSHIP OF EMPLOYEE DEVELOPMENTS

         2.1 Existing Proprietary Rights. The patents, patent applications, copyrights, trade secrets, and trademarks identified in Exhibit A are the only intangible interests and properties that you own, or have any claim in, at the time of execution of this Agreement.

         2.2 Ownership of Work Product. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created

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by Employee during the course of performing work for Employer shall collectively be "Work Product". Work Product, however, excludes (i) those items listed in
Section 2.1 hereto, and (ii) ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the term hereof that do not relate to the business of Employer. Work Product shall belong exclusively to Employer and shall, to the extent possible, be considered a work made for hire for Employer within the meaning of Title 17 of the United States Code. Employee automatically assigns, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest it or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Employer, Employee shall take such further actions, and shall cause its personnel to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.


                                    Section 3
                                 CONFIDENTIALITY

         3.1 Trade Secrets Defined. For purposes of this Agreement, a "Trade Secret" is any information, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers that: (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

         3.2 Restrictions on Use and Disclosure of Trade Secrets. Employee agrees not to use or disclose any Trade Secrets of Employer during Employee's employment and for so long afterwards as the pertinent information or data remain Trade Secrets, regardless of whether the Trade Secrets are in written or tangible form, except as required to perform any duties for Employer.

         3.3 Screening of Public Releases of Information. In addition, and without any intention of limiting Employee's other obligations under this Agreement in any way, Employee should not, during Employee's employment, reveal any nonpublic information concerning the technology pertaining to the proprietary products and manufacturing processes of Employer (particularly products under current development or improvement), unless Employee has obtained approval from Employer in advance. In that connection, Employee should submit to Employer for review any proposed scientific and technical articles and the text of any public speeches relating to work done for Employer before they are released or delivered. Employer has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose Employer's Trade Secrets or other confidential information or otherwise be contrary to Employer's business interests.


                                    Section 4
                               RETURN OF MATERIALS

         Upon the request of Employer and, in any event, upon the termination of Employee's employment, Employee must return to Employer and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Employer or Employee's specific duties for Employer, including all copies of such materials. Employee must also return to Employer and leave at its disposal all materials involving any Trade Secrets of Employer. This Section 4 is intended to apply to all materials made or compiled by Employee, as well as to all materials furnished to Employee by anyone else in connection with Employee's employment.


                                    Section 5
                PARTIAL RESTRAINT ON POST-TERMINATION COMPETITION

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         5.1 Factual Background. Employer expects to invest considerable time, effort, and capital in enhancing the value and desirability of the skills of its personnel. Both this investment and your individual compensation reflect Employer's expectation of receiving a considerable return from the exclusive use of Employee's services and know-how in the future, free from any danger that Employer's competitors may attempt to induce Employee to leave Employer and wrongfully gain the benefit of Employer's investment. The partial restraint set forth in Section 5.2 hereof does not, and cannot, provide complete protection for Employer's investment, development efforts, product strategy, and proprietary information, but Employer believes that in combination with the other provisions of this Agreement, it is the most fair and reasonable measure permitted under applicable law to protect Employer's interests, giving due regard to both Employee's interests and the interests of Employer.

         5.2 Covenant Not to Compete. Employer requires its technical personnel to accept and observe the following partial restraint on post-termination competition, which you agree to honor:

         FOR A PERIOD OF UP TO SIX MONTHS FOLLOWING THE TERMINATION OF EMPLOYEE'S EMPLOYMENT, EMPLOYER SHALL HAVE THE RIGHT TO PAY EMPLOYEE $7,000 PER MONTH IN WHICH EVENT YOU MAY NOT COMPETE WITH EMPLOYER BY ENGAGING IN THE NUTRITIONAL PRODUCTS BUSINESS OR SUCH OTHER BUSINESSES THAT EMPLOYER IS ENGAGED IN DURING EMPLOYEE'S EMPLOYMENT WITH EMPLOYER. IN ADDITION, DURING SAID PERIOD EMPLOYEE AGREES NOT TO INDUCE, ENTICE, HIRE OR ATTEMPT TO HIRE OR EMPLOY ANY EMPLOYEE OF THE EMPLOYER.

         5.3 Post Termination Employment. Employee acknowledges that (i) in the event this Agreement terminates for any reason, Employee will be able to earn a livelihood without violating the above restrictions; and (ii) that Employee's ability to earn a livelihood without violating such restrictions is a material condition to employment with Employer.

         5.4 Injunctive Relief. Employee further acknowledges (i) that compliance with Section 5.2 above is necessary to protect the business and goodwill of Employer; and (ii) that a breach of those sections will irreparably and continually damage Employer for which money damages may not be adequate.

                  a. Consequently, Employee agrees that, in event of a breach or a threat to breach any of these covenants, Employer shall be entitled to both
(i) a preliminary or permanent injunction in order to prevent the continuation of such harm and (ii) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit Employer from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

                  b. Without limiting the foregoing, as such money damages for the period of time during which Employee violates these covenants, Employer shall be entitled to recover the amount of fees, compensation or other remuneration earned by Employee from any such breach.

         5.5 Scope of Restraint Post-Termination Competition. The parties have attempted to limit Employee's right to compete only to the extent necessary to protect Employer from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that if the scope or enforceability of the restrictive covenant is in anyway disputed at any time, a court or trier fact may modify and enforce the covenant to the extent it believes to be reasonable under the circumstances existing at the time.

         5.6 Conditions Precedent. The provisions of Sections 5.2-5.5 shall not be operative in the event that, on the date of termination, Employee's monthly salary was less than $7,000 or in the event that Employer ceases to conduct business.

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                                    Section 6
                                 IMPLEMENTATION

         6.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between you and Employer. Any claim that you may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

         6.2 Survival of Obligations. The covenants in Sections 2 through 6 of this Agreement shall survive termination of your employment, regardless of who causes the termination and under what circumstances.

         6.3 Specific Performance and Consent to Injunctive Relief. Irreparable harm should be presumed if you breach any covenant in this Agreement. The faithful observance of all covenants in this Agreement is an essential condition to your employment, and Employer is depending upon absolute compliance. Damages would probably be very difficult to ascertain if Employee breached any covenant in this Agreement. This Agreement is intended to protect the proprietary rights of Employer in many important ways. Even the threat of any misuse of the technology of Employer would be extremely harmful, since that technology is essential to the business of Employer. In light of these facts, Employee agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of Employer, and Employee specifically releases Employer from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

         6.4 Notices. All notices required under this Agreement shall be made in writing and shall be deemed given when (1) delivered in person, (2) deposited in the U.S. mail, first class, with proper postage prepaid and properly addressed, or (3) sent through the interoffice delivery service of Employer, if Employee is still employed by Employer at the time.

         6.5 Related Parties. This Agreement shall inure to the benefit of, and be binding upon, Employer and its subsidiaries and its affiliates, together with their successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

         6.6 Merger. This Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants, or conditions, whether oral or written, express or implied, to the extent that they contradict or conflict with the terms and conditions hereof. This Agreement is not intended to modify or impair the effectiveness of the general rules and policies Employer may announce from time to time, such as Employer's Statement of Policy Relating to Conflicts of Interest and Business Ethics, a copy of which you should already have received and signed.

         6.7 Choice of Law. This Agreement shall be governed by and enforced under the laws of the State of Utah.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective on the date first written above.

QUEST GROUP INTERNATIONAL, INC.                        EMPLOYEE



By:   /s/ Craig Davis                                  /s/ Teresa Fackrell
   --------------------------                        -------------------------
Its: President

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                                    EXHIBIT A

      (Patents, Patent Applications, Copyrights, Trade Secrets, Trademarks and Other Intangible Interests Held by Employee)